Exhibit 99.3

BSML Announces Changes in Management
Monday December 10, 9:38 am ET

WALNUT CREEK, Calif., Dec. 10 /PRNewswire-FirstCall/ -- BSML, Inc. (OTC Bulleitn Board: BSML), a leading provider of state-of-the-art teeth whitening systems, facing liquidity issues and disappointing tooth whitening sales at its spas, today announced several changes in its management team and board of directors, as well as its entry into a new support services agreement.

Effective December 6, 2007, Dr. Julian D. Feneley resigned as the Chief Executive Officer and a Director of BSML.

Effective as of December 6, 2007, the Board of Directors of the Company appointed Andrew Rudnick as the Chief Executive Officer of the Company. In connection with Mr. Rudnick's appointment, the Company and Mr. Rudnick entered into an employment agreement, under which Mr. Rudnick has been hired as the Chief Executive Officer and Chairman of the Board of the Company. The term of the Agreement is for three years from the date of the Agreement. Also, during the term of the Agreement Mr. Rudnick is entitled to elect a majority of the members of the Company's board of directors. Mr. Rudnick is also permitted under the Agreement to serve as a director and Chief Executive Officer of an entity engaged in the medspa business - Sleek, Inc. - which is owned by Mr. Rudnick and his family.

Mr. Rudnick is the Chairman and CEO of the Sleek Medspa Group, which includes seven med-spa locations in Florida, New York and Massachusetts. Prior to founding Sleek Medspas in 1999, Mr. Rudnick was the founder, CEO and Chairman of Medical Weight Loss Center Inc., a leading northeast chain of weight loss centers which later evolved into the first Sleek Medspa in Boston, Massachusetts. Mr. Rudnick is also the founder of the Matzo Ball, the largest annual nationwide event for Jewish singles held on December 24 each year. Mr. Rudnick received a B.A. from Boston University.

Additionally, on December 10, 2007, Andrew Rudnick was appointed Chairman of the Board of Directors and Brent Knudsen was appointed a director of the Company.

Mr. Knudsen is the Managing Partner of Partnership Capital Growth Advisors, a leading advisor/investor in the areas of healthy, active and sustainable living, and licensed FINRA/SIPC broker dealer. Prior to founding PCGA, Mr. Knudsen was an original partner at North Castle Partners, the leading private equity firm targeting investments in the area of healthy living & aging, where he led investments in areas including spas, fitness clubs and nutrition. Prior to joining North Castle Partners in 1998, Mr. Knudsen founded, built, operated and advised growth businesses in the area of healthy/active living, including Golf Web, Bell Sports, and the Full Force Division of Specialized Bicycle Components. Earlier Mr. Knudsen was at Bain & Company, focusing primarily in the area of health care strategy and mergers & acquisitions. Mr. Knudsen received a B.A. from the University of Utah, a J.D. from Georgetown Law School, and was a Visiting Scholar at Harvard Law and Business Schools. He currently serves on various private and public boards, including Planet Organic Health Corporation (POHC) and is chairman of the Pepperdine University Seaver Board of Visitors.

Effective as of December 10, 2007, L. Tim Pierce, Bradford Peters, John Reed, and Peter Schechter resigned from the Company's Board of Directors. Anthony M. Pilaro, the former Chairman of the Board of the Company, will continue as a director of the Company.

At Mr. Rudnick's direction, the headquarters facilities of the Company in Walnut Creek, California will be closed and the moved to Florida.

Mr. Rudnick said, "I am excited at the opportunity offered by BSML based on the prime locations, large customer database and the opportunity to offer new technologies in spa services including expanded teeth whitening services and broader med-spa services as we've proven successfully at Sleek Medspas. We appreciate the support of the new board and shareholders and are confident in reversing the downward trend of the company over recent years."

The Company has also entered into a support services agreement (the "Support Services Agreement") with Sleek, Inc. ("Sleek"), having a term of three years. Sleek is a Massachusetts corporation which is controlled by the Company new CEO, Andrew Rudnick. Pursuant to the Support Services Agreement, Sleek agreed to provide marketing, consulting, cash management, personnel management, and other services to the Company. In return for Sleek's providing the services, the Company agreed to issue to Sleek 1,240,000 shares of the Company's restricted common stock. Sleek is also eligible to receive up to 1,240,000 shares of the Company's common stock for each $1,000,000 of annual incremental increase in the Company's EBITDA from a baseline of $0.00. The Company also agreed to pay an administrative fee to Sleek equal to the aggregate of Sleek's actual costs, fees, and expenses incurred in providing the services.

BSML, Inc., formerly known as BriteSmile, Inc., markets the most advanced teeth whitening technology available and manages state-of-the-art BriteSmile Professional Teeth Whitening Centers. BSML Spa Centers are currently operating in Beverly Hills, Irvine, Palo Alto, Walnut Creek, San Francisco and La Jolla, CA; Houston, TX; Denver, CO; Boston, MA; McLean, VA; Atlanta, GA; New York, NY; Chicago and Schaumburg, IL. For more information about BSML's procedures, call 1-800-BRITESMILE or visit the Company's Website at http://www.britesmile.com.

This release, other than historical information, consists of forward- looking statements that involve risks and uncertainties. Readers are referred to the documents filed by BSML with the Securities and Exchange Commission, specifically the Company's most recent reports on Forms 10-K, 10-K/A and 10-Q, that identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements. BSML and its affiliates disclaim any intent or obligation to update these forward-looking statements.

Source: BSML, Inc.